Exhibit 10.29(a)

December 16, 2004

Jason Gorevic

Senior Vice President, Chief Sales and Marketing Officer

WellChoice, Inc.

342 East 67th Street Apartment 10-E

New York, NY 10021

Re:     Change of Control Retention

Dear Mr. Gorevic:

WellChoice, Inc. (“WellChoice”) and you have entered into a Change of Control Retention Agreement, dated as of February 11, 2003 (the “Change of Control Agreement”) and the Board of Directors of WellChoice desires to amend the Change of Control Agreement (this “Amendment”). Accordingly, in consideration of the foregoing and the mutual agreements herein contained, the Change of Control Agreement is amended as follows:

1. Amendment. Section 4A shall be added following Section 4 of the Change of Control Agreement as follows:

“4A. Parachute Tax Gross-Up.

(a) In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement (the “Contract Payments”) or in connection with or contingent upon a Change in Control of the Company pursuant to any other agreement, plan or arrangement with the Company or any of its subsidiaries (“Other Payments” and, together with the Contract Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to you an additional amount (the “Gross-Up Payment”) such that the net amount of Payments retained by you shall be equal to the amount you would have retained if none of such Payments were subject to the Excise Tax. In particular, the Company will timely pay to you an amount equal to the Excise Tax on the Payments, any interest, penalties or additions to tax payable by you by reason of your filing income tax returns and making tax payments in a manner consistent with an opinion of tax counsel selected by the Company and reasonably acceptable to you (“Tax Counsel”), and any federal, state and local income tax and Excise Tax upon the payments by the Company to you provided for by this Section 4A. Notwithstanding the foregoing provisions of this Section 4A(a), in the event the amount of

Payments exceeds the product (“Parachute Payment Limit”) of 2.99 and your applicable “base amount” (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of your annual base salary, you shall be treated as having waived such rights with respect to Payments designated by you to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit.

(b) The Company shall obtain an opinion of Tax Counsel that initially determines whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, which shall serve as the basis for reporting Excise Taxes and federal, state and local income taxes on Payments hereunder. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(c) The Gross-Up Payments provided for in this Section 4A shall be made as to each Payment upon the earlier of (i) the payment to you of any such Contract Payment or Other Payment or (ii) the imposition upon you or payment by you of any Excise Tax or any federal, state or local income tax on any payment pursuant to this Section 4A.

(d) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under Section 4A hereof, you shall repay to the Company within five days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by you on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company’s receipt of notice of such final determination or opinion.

2. Good Reason. Section 3(e)(i) is amended to change the reference to your status from that of “Senior Vice President, Chief Marketing Officer of WellChoice” to “Senior Vice President, Chief Sales and Marketing Officer of WellChoice” to reflect your promotion in September 2004.

3. References to and Effect on the Change of Control Agreement. On and after the date of this Amendment, each reference in the Change of Control Agreement to

“Agreement”, “hereunder”, “hereof”, “herein” and words of like import referring to the Change of Control Agreement shall mean and be a reference to the Change of Control Agreement as amended by this Amendment. Except as specifically amended by this Amendment, all other provisions of the Change of Control Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, including Section 198 (1-a) of the New York Labor Law, applicable to contracts made and to be performed entirely within such state without regard to principles of conflicts of laws that would apply the law of any other jurisdiction.

5. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

WELLCHOICE, INC.

By:	/s/ Michael A. Stocker, M.D.
Name:	Michael A. Stocker, M.D.
Title:	Chief Executive Officer and President

Agreed to this 17th day

of December, 2004

/s/ Jason Gorevic
Jason Gorevic

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